Exhibit 10.8

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement”) is made by and between Cortendo Invest AB, a Swedish limited liability company registered with the Company Registry (Sw. Bolagsverket) with organization no. 556537-6554 (the “Company”), and Robert Lutz (“Executive”) as of October 6, 2014 (the “Effective Date”).

W I T N E S S E T H:

WHEREAS, the Company desires to retain the services of Executive as set forth in this Agreement, and Executive desires to serve the Company in such capacity, subject to the terms and conditions of this Agreement.

NOW, THEREFORE, for and in consideration of the mutual promises, covenants and obligations contained herein, Company and Executive agree as follows:

ARTICLE I

EMPLOYMENT AND DUTIES

Section 1.01                            Employment and Term.  The Executive shall be employed by the Company for the period commencing on the Effective Date and expiring on the [second anniversary] of the Effective Date, unless sooner terminated as set forth in this Agreement (the “Term”); provided, however, that the Term shall thereafter be automatically extended for additional one-year periods unless, at least 90 days prior to expiration of the Term, either (a) the Company gives notice to Executive not to extend the Term or (b) Executive gives notice to the Company not to extend the Term.

Section 1.02                            Position and Duties.  Executive shall serve as Chief Business Officer of the Company, or in such other positions as the parties may agree.  Executive shall have the duties and responsibilities customarily associated with such position and will perform such other duties as reasonably directed by the Chief Executive Officer of the Company consistent with such position(s).

Section 1.03                            Scope.  Executive will devote substantially all of his business time, attention, skills and efforts to the performance of his duties.  Executive acknowledges that his duties and responsibilities require Executive’s full-time business efforts and agrees to not engage in any other business activity or interests which materially interfere or conflict with the performance of Executive’s duties.  Notwithstanding the foregoing, Executive may (a) serve on corporate, civic or charitable boards or committees of entities that do not compete with the Company, (b) deliver a reasonable number of lectures or fulfill speaking engagements or (c) manage personal investments, so long as such activities do not significantly interfere with the performance of Executive’s duties.

Section 1.04                            Lock-Up Agreement.  Executive shall execute contemporaneously with this Agreement, a Lock-Up Agreement in the form attached hereto as Attachment A covering all of Executive’s outstanding Company stock, options, and other equity, if any.

ARTICLE II

COMPENSATION AND BENEFITS

Section 2.01                            Base Salary.  During the Term, the Company will pay Executive a base salary (the “Base Salary”) at an initial rate of $275,000 per year in accordance with the Company’s standard payroll practices.  Base Salary will be reviewed at least annually by the Board of Directors of the Company (the “Board”) or a committee thereof and may be adjusted (in which case such adjusted amount shall be the “Base Salary”).

Section 2.02                            Target Annual Incentive.  Beginning with the 2015 fiscal year, during Executive’s employment with the Company, and as determined by the Board in its sole discretion, Executive shall be eligible for an annual cash incentive of up to 40% of Base Salary (the “Annual Incentive”).  The Annual Target Incentive shall be based on the achievement of predetermined performance goals as determined annually by the Board, which shall be provided to the Executive in writing no later than thirty (30) days following the beginning of the year to which they relate.  The actual Annual Target Incentive earned in any particular year may be as low as zero and as high as 40% of Executive’s Annual Base Salary, depending on the level of achievement of the applicable performance goals.  The Annual Target Incentive shall be paid to Executive as soon as practicable, but in no event later than the date that is two-and-one-half months following the end of the taxable year (of Executive, or the Company, whichever is later) in which such incentive is earned.  For the avoidance of doubt, there will be no Annual Target Incentive for the 2014 fiscal year.

Section 2.03                            Long Term Incentive Plans.  Executive shall be eligible to receive grants under the Company’s long term incentive plans (including stock option, restricted stock and other equity compensation plans and any other long-term incentive plans) at the discretion of the Company’s Board.

Section 2.04                            Initial Equity Awards.  On the Effective Date, the Company shall grant to Executive options to purchase 1,100,000 shares of Common Stock (the “Options”).  The Options shall vest and become exercisable in accordance with the following:

(a)                                 350,000 shares of Common Stock subject to the Options shall have an exercise price of 6 NOK and shall vest and become exercisable on the date that is twelve (12) months following the Effective Date (provided Executive is employed on such date);

(b)                                 350,000 shares of Common Stock subject to the Options shall have an exercise price of 8 NOK and shall vest and become exercisable on the date that is twenty-four (24) months following the Effective Date (provided Executive is employed on such date); and

(c)                                  400,000 shares of Common Stock subject to the Options shall have an exercise price of 10 NOK and shall vest and become exercisable on the date that is thirty-six (36) months following the Effective Date (provided Executive is employed on such date).

The Options shall be subject to the terms of this Agreement and the award agreements into which Executive and the Company will enter on the Effective Date evidencing the grant of the Options.

If at any time during the twenty four month period immediately following the Effective Date, the Company stock price reaches 12 NOK and remains at such for one month (30 day average), [800,000] shares of Common Stock subject to the lowest remaining Options will vest and become exercisable immediately upon expiration of such period, provided Executive is employed on such date.  The Options shall fully vest and become exercisable upon a Change in Control of the Company, provided Executive is employed on the date of the Change in Control.  The Options shall have a term of five (5) years, thereby expiring on the 5th anniversary of the Effective Date.

Section 2.05                            Business and Entertainment Expenses.  Subject to the Company’s standard policies and procedures for expense reimbursement as applied to its executive employees generally, the Company shall reimburse Executive for, or pay on behalf of Executive, reasonable out-of-pocket business expenses incurred by Executive on behalf of the Company.

Section 2.06                            Other Company Benefits.  Executive shall be entitled to participate in all employee benefit plans, practices and programs maintained by the Company and made available to its similarly situated executives.  During the Term, Executive shall be eligible to earn on a pro-rated basis four (4) weeks paid vacation and 2 personal days per calendar year.  Executive shall also be entitled to paid time-off for all holidays in the U.S. in accordance with the applicable Company policy.

ARTICLE III

TERMINATION

Section 3.01                            General.  The Company may terminate Executive’s employment for any reason or no reason, and Executive may terminate his employment for any reason or no reason, in either case subject only to the terms of this Agreement.  For purposes of this Agreement, the following terms have the following meanings:

(a)                                 “Accrued Obligations” shall mean: (i) Executive’s earned but unpaid Base Salary through the Termination Date; (ii) payment of any annual, long-term, or other incentive award which relates to a completed fiscal year or performance period, as applicable, and is payable (but not yet paid) on or before the Termination Date; (iii) a lump-sum payment in respect of accrued but unused vacation days at Executive’s per-business-day Base Salary rate in effect as of the Termination Date; and (iv) any unpaid expense or other reimbursements due pursuant to Section 2.05 hereof.

(b)                                 “Affiliate(s)” shall mean, with respect to any specified Person (as such term is used in Section 13(d) of the Securities Exchange Act of 1934, as amended), any other Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person.

(c)                                  “Average Target Annual Incentive” shall mean (i) the average of the Annual Incentive paid by the Company to Executive in respect of the two completed fiscal years immediately preceding the fiscal year in which the termination occurs; or (ii) if Executive has been employed for fewer than two fiscal years, an amount equal to his or her target Annual Incentive as established by this Agreement.

(d)                                 “Cause” shall mean (i) Executive’s conviction of, or plea of guilty or nolo contendere to, any felony or any crime involving theft, embezzlement, dishonesty or moral turpitude; (ii) any act by Executive constituting willful misconduct, deliberate malfeasance, dishonesty, unethical conduct or gross negligence in the performance of his duties; (iii) Executive’s willful and continued failure to perform any of the duties of his position (which has not been cured within thirty (30) days following the first written notice from the Company describing such failure in reasonable detail); or (iv) any material breach (which has not been cured within 30 days following the first written notice from the Company describing such breach in reasonable detail) by Executive of this Agreement or any other agreement between Executive and the Company or any of its affiliates.

(e)                                  “Change in Control” shall mean that (i) a new entity becomes the owner of at least 9/10 of the issued shares of the Company (a “Trade Sale”) or (ii) the Company is merged pursuant to chapter 12 of the Public Limited Liabilities Act 1 (a “Statutory Merger”) whereby the Company is not the surviving entity, and Company shareholders are no longer majority owners.

(f)                                   “Disability” shall mean Executive’s becoming incapacitated for a period of at least 180 days by accident, sickness or other circumstance that renders Executive mentally or physically incapable of performing the material duties and services required of Executive hereunder on a full-time basis during such period.  A termination of Executive’s employment due to a Disability shall be effective only if the party terminating Executive’s employment first gives at least 15 days’ written notice of such termination to the other party.

(g)                                  “Good Reason” shall mean, without Executive’s express written consent, the occurrence of any one or more of the following: (i) a material diminution by the Company of Executive’s Base Salary, other than any diminution that is also applicable in a substantially similar manner and proportion to the other senior executives of the Company; (ii) the assignment to Executive of duties or responsibilities which are materially inconsistent with Executive’s position; (iii) a change in the principal location at which Executive performs his duties for the Company to a new location that is more than fifty (50) miles from the prior location; or (iv) an action or inaction that constitutes a material breach of this Agreement by the Company.

A termination of employment by Executive for Good Reason shall be effectuated by giving the Company written notice (“Notice of Termination for Good Reason”), not later than 30 days following the occurrence of the circumstance that constitutes Good Reason, setting forth in reasonable detail the specific conduct of the Company that constitutes Good Reason and the specific provision(s) of this Agreement on which Executive relied.  The Company shall be entitled, during the 45-day period following receipt of a Notice of Termination for Good Reason, to cure the circumstances that gave rise to Good Reason, provided that the Company shall be entitled to waive its right to cure or reduce the cure period by delivery of written notice to that effect to Executive (such 45-day or shorter period, the “Cure Period”).  If, during the Cure Period, such circumstance is remedied, Executive will not be permitted to terminate employment for Good Reason as a result of such circumstance.  If, at the end of the Cure Period, the circumstance that constitutes Good Reason has not been remedied, Executive will be entitled to terminate employment for Good Reason during the 30-day period that follows the end of the Cure Period.  If Executive does not terminate employment during such 30-day period, Executive will not be permitted to terminate employment for Good Reason as a result of such event.

(h)                                 “Pro-Rata Annual Target Incentive” shall mean an amount equal to (i) the Annual Target Incentive that Executive would have been entitled to receive for the calendar year that includes the Termination Date if his employment hereunder had continued (as determined by the Board of Directors based upon the actual achievement of the applicable performance goals), multiplied by (ii) a fraction, the numerator of which is the number of days he was employed hereunder during such year and the denominator of which is the number of days in such year.

(i)                                     “Termination Date” shall mean the date on which Executive’s employment hereunder terminates (which, in the case of a notice of non-renewal of the Term in accordance with Article I hereof, shall mean the date on which the Term expires).

Section 3.02                            Termination Without Cause or by Executive With Good Reason.  If the Company terminates Executive’s employment without Cause, or the Executive terminates for Good Reason, the Term shall expire on the Termination Date and Executive shall be entitled to: (a) the Accrued Obligations; (b) an amount equal to [12 months] of the annual Base Salary as in effect immediately prior to the Termination Date, paid in equal installments on the normal payroll cycle over the [12 month] period that begins on the sixtieth (60th) day following the Termination Date; (c) a Pro-Rata Annual Target Incentive, payable in a cash lump sum to Executive on the date Company pays its annual incentive compensation bonuses for the year that includes the Termination Date if Executive’s employment continued; [and (d) medical, dental benefits provided by the Company to Executive and Executive’s spouse and dependents (in each case, as provided in any applicable plan) at least equal to the levels of benefits provided to other similarly situated active employees of the Company and its subsidiaries until the earlier of (i) the one-year anniversary of the Termination Date or (ii) the date that Executive becomes covered under a subsequent employer’s medical and dental plans] (collectively, the “Severance Package”).

Section 3.03                            Termination Without Cause or by Executive With Good Reason following a Change in Control of the Company.  If the Company terminates Executive’s employment without Cause, or the Executive terminates for Good Reason, in either case, within twelve (12) months following the occurrence of Change in Control, the Term shall expire on the Termination Date and the Executive shall be entitled to a lump sum amount equal to the Average Annual Target Incentive, in addition to the Severance Package provided under Section 3.02 above.

Section 3.04                            Other Terminations.  If Executive’s employment hereunder is terminated (a) by Executive without Good Reason, (b) by the Company for Cause; (c) upon the expiration of the Term; or (d) due to Executive’s death or Executive’s Disability, the Term shall expire as of the Termination Date and Executive and/or Executive’s estate or beneficiaries shall be entitled to the Accrued Obligations.

Section 3.05                            Release.  Executive’s entitlement to the payments (other than the Accrued Obligations) and benefits described in this Article III is expressly contingent upon Executive providing the Company with a signed release that is attached hereto as Attachment B (the “Release”).  To be effective, such Release must be delivered by Executive to the Company no later than 45 days following the Termination Date and must not be revoked during the seven (7) days following such delivery.  If such Release is not executed in a timely manner or is revoked, all such payments and benefits shall immediately cease and the Executive shall be required to repay to the Company any such payments that have already been paid to the Executive.

ARTICLE IV

RESTRICTIVE COVENANTS SECTION

Section 4.01                            Confidentiality.

(a)                                 Company Information.  Executive agrees at all times during the Term of this Agreement and thereafter, to hold in strictest confidence, and not to use, except in connection with the performance of Executive’s duties, and not to disclose to any person or entity without written authorization of the Company, any Confidential Information of the Company.  As used herein, “Confidential Information” means any Company proprietary or confidential information, technical data, trade secrets or know-how, including, but not limited to, research, product plans, products, services, customer lists and customers, markets, software, developments, inventions, processes, formulas, technology, designs, drawings, engineering, marketing, distribution and sales methods and systems, sales and profit figures, finances and other business information disclosed to Executive by the Company, either directly or indirectly in writing, orally or by drawings or inspection of documents or other tangible property.  However, Confidential Information does not include any of the foregoing items which has become publicly known and made generally available through no wrongful act of Executive.

(b)                                 Executive-Restricted Information.  Executive agrees that during the Term of this Agreement Executive will not improperly use or disclose any proprietary or confidential information or trade secrets of any person or entity with whom Executive has an agreement or duty to keep such information or secrets confidential.

(c)                                  Third Party Information.  Executive recognizes that the Company has received and in the future will receive from third parties their confidential or proprietary information subject to a duty on the Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes.  Executive agrees at all times during the Term of this Agreement and thereafter, to hold in strictest confidence, and not to use, except in connection with the performance of Executive’s duties, and not to disclose to any person or entity, or to use it except as necessary in performing the Executive’s duties, consistent with the Company’s agreement with such third party.

Section 4.02                            Non-Competition.

(a)                                 Executive acknowledges that, during the Term, Executive has had access to information concerning the Company’s critical business strategies, engineering and technology development plans, competitive analyses, organizational structure.  Accordingly, in consideration of the compensation provided under this Agreement, Executive agrees that during the Term and for the [one (1)] year period thereafter, Executive will not directly or indirectly, own, manage, operate, control (including indirectly through a debt or equity investment), provide services to, or be employed by, any person or entity engaged in any business that is (i) located in or provides services or products to a region in which the Company does business, and (ii) competitive with the business activities of the Company as they existed during the period that Executive provided services to the Company.

(b)                                 Executive acknowledges that the restrictions contained under this Section 4.02 are reasonable and necessary to protect the legitimate interests of the Company, that the Company would not have executed this Agreement in the absence of such restrictions, and that any violation of any provision of this paragraph will result in irreparable injury to the Company.  In the event the provisions under this Section 4.02 shall ever be deemed to exceed the time, scope or geographic limitations permitted by applicable laws, then such provisions shall be reformed to the maximum time, scope or geographic limitations, as the case may be, permitted by applicable laws.

Section 4.03                            Injunctive Relief.  Executive agrees that it is impossible to measure in money the damages which will accrue to the Company by reason of a failure by Executive to perform any of Executive’s obligations under this Article IV.  Accordingly, if Company or any of its affiliates institutes any action or proceeding to enforce its rights under this Article IV, to the extent permitted by applicable law, Executive hereby waives the claim or defense that the Company or its affiliates has an adequate remedy at law, and Executive shall not claim that any such remedy at law exists.

ARTICLE V

MISCELLANEOUS

Section 5.01                            Withholding.  The Company shall withhold all applicable federal, state and local taxes, social security and workers’ compensation contributions and other amounts as may be required by law with respect to compensation payable to Executive.

Section 5.02                            Modification of Payments.  In the event it shall be determined that any payment, right or distribution by the Company or any other person or entity to or for the benefit of Executive pursuant to the terms of this Agreement or otherwise, in connection with, or arising out of, his employment with the Company or a change in ownership or effective control of the

Company or a substantial portion of its assets (a “Payment”) is a “parachute payment” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”) on account of the aggregate value of the Payments due to Executive being equal to or greater than three times the “base amount,” as defined in Section 280G(b)(3) of the Code, (the “Parachute Threshold”) so that Executive would be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”) and the net after-tax benefit that Executive would receive by reducing the Payments to the Parachute Threshold is greater than the net after-tax benefit Executive would receive if the full amount of the Payments were paid to Executive, then the Payments payable to Executive shall be reduced (but not below zero) so that the Payments due to Executive do not exceed the amount of the Parachute Threshold, reducing first any Payments under Section 3.02(b) hereof.

Section 5.03                            Section 409A.

(a)                                 Notwithstanding anything herein to the contrary, this Agreement is intended to be interpreted and applied so that the payment of the benefits set forth herein either shall either be exempt from the requirements of Section 409A of the Code (“Section 409A”) or shall comply with the requirements of such provision.

(b)                                 Notwithstanding any provision of this Agreement to the contrary, if Executive is a “specified employee” within the meaning of Section 409A, any payments or arrangements due upon a termination of Executive’s employment under any arrangement that constitutes a “nonqualified deferral of compensation” within the meaning of Section 409A and which do not otherwise qualify under the exemptions under Treas. Regs. Section 1.409A-1 (including without limitation, the short-term deferral exemption or the permitted payments under Treas. Regs. Section 1.409A-1(b)(9)(iii)(A)), shall be delayed and paid or provided, without interest, on the earlier of (i) the date which is six months after Executive’s “separation from service” (as such term is defined in Section 409A and the regulations and other published guidance thereunder) for any reason other than death, and (ii) the date of Executive’s death.

(c)                                  After any Termination Date, Executive shall have no duties or responsibilities that are inconsistent with having a “separation from service” within the meaning of Section 409A and, notwithstanding anything in the Agreement to the contrary, distributions upon termination of employment of nonqualified deferred compensation may only be made upon a “separation from service” as determined under Section 409A and such date shall be the Termination Date for purposes of this Agreement.  Each payment under this Agreement or otherwise shall be treated as a separate payment for purposes of Section 409A.  In no event may Executive, directly or indirectly, designate the calendar year of any payment to be made under this Agreement which constitutes a “nonqualified deferral of compensation” within the meaning of Section 409A and to the extent an amount is payable within a time period, the time during which such amount is paid shall be in the discretion of the Company.

Section 5.04                            Merger Clause.  Effective as of the Effective Date, this Agreement contains the complete, full, and exclusive understanding of Executive and the Company as to its subject matter and shall, on such date, and supersede any prior employment agreement between Executive and the Company (and its Affiliates).  Any amendments to this Agreement shall be effective and binding on Executive and the Company only if any such amendments are in writing and signed by both Parties.

Section 5.05                            Assignment.

(a)                                 This Agreement is personal to Executive and, without the prior written consent of the Company, shall not be assigned by Executive otherwise than by will or the laws of descent and distribution, and any assignment in violation of this Agreement shall be void.

(b)                                 Notwithstanding the foregoing Section 5.05(a), this Agreement and all rights of Executive hereunder shall inure to the benefit of, and be enforceable by, Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.  If Executive should die while any amounts would still be payable to him or her hereunder if he or she had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to Executive’s devisee, legatee or other designee or, should there be no such designee, to Executive’s estate.

(c)                                  The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company (a “Successor”) to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would have been required to perform it if no such succession had taken place.  As used in this Agreement, (i) the term “Company” shall mean the Company as hereinbefore defined and any Successor and any permitted assignee to which this Agreement is assigned and (ii) the term “Board” shall mean the Board as hereinbefore defined and the board of directors or equivalent governing body of any Successor and any permitted assignee to which this Agreement is assigned.

Section 5.06                            Dispute Resolution.  Except for any proceeding brought pursuant to Section 5.05 above, the parties agree that any dispute arising out of or relating to this Agreement or the formation, breach, termination or validity thereof, will be settled by binding arbitration by a panel of three arbitrators in accordance with the commercial arbitration rules of the American Arbitration Association.  The arbitration proceedings will be located in [          ].  The arbitrators are not empowered to award damages in excess of compensatory damages and each party irrevocably waives any damages in excess of compensatory damages.  Judgment upon any arbitration award may be entered into any court having jurisdiction thereof and the parties consent to the jurisdiction of any court of competent jurisdiction located in the Eastern District of Pennsylvania.

Section 5.07                            GOVERNING LAW.  THIS AGREEMENT SHALL BE DEEMED TO BE MADE IN THE COMMONWEALTH OF PENNSYLVANIA, AND THE VALIDITY, INTERPRETATION, CONSTRUCTION AND PERFORMANCE OF THIS AGREEMENT IN ALL RESPECT SHALL BE GOVERNED BY THE LAWS OF THE COMMONWEALTH OF PENNSYLVANIA WITHOUT REGARD TO ITS PRINCIPLES OF CONFLICTS OF LAW.

Section 5.08                            Amendment; No Waiver.  No provision of this Agreement may be amended, modified, waived or discharged except by a written document signed by Executive and duly authorized officer of the Company.  The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered as a waiver of such party’s rights or deprive such party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.  No failure or delay by any party in exercising any right or power hereunder will operate as a waiver thereof, nor will any single or partial exercise of any other right or power.  No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by any party, which are not set forth expressly in this Agreement.

Section 5.09                            Severability.  If any term or provision of this Agreement is invalid, illegal or incapable of being enforced by any applicable law or public policy, all other conditions and provisions of this Agreement shall nonetheless remain in full force and effect so long as the economic and legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any party.  Upon any such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

Section 5.10                            Survival.  The rights and obligations of the parties under the provisions of this Agreement that relate to post-termination obligations shall survive and remain binding and enforceable, notwithstanding the expiration of the term of this Agreement, the termination of Executive’s employment with the Company for any reason or any settlement of the financial rights and obligations arising from Executive’s employment hereunder, to the extent necessary to preserve the intended benefits of such provisions.

Section 5.11                            Notices.  All notices and other communications required or permitted by this Agreement will be made in writing and all such notices and communications will be deemed to have been duly given when delivered or (unless otherwise specified) mailed by United States certified or registered mail, return receipt requested, postage prepaid, addressed, if to the Company, at its principal office, and if to Executive, at Executive’s last address on file with the Company.  Either party may change such address from time to time by notice to the other.

Section 5.12                            Headings and References.  The headings of this Agreement are inserted for convenience only and neither constitute a part of this Agreement nor affect in any way the meaning or interpretation of this Agreement.  When a reference in this Agreement is made to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated.

Section 5.13                            Counterparts.  This Agreement may be executed in one or more counterparts (including via facsimile), each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

[signature page follows]

IN WITNESS WHEREOF, this Agreement has been executed by the parties as of the date first written above.

CORTENDO INVEST AB

By:	/s/ Matthew Pauls
Name: Matthew Pauls
Title: Chief Executive Officer

EXECUTIVE

By:	/s/ Robert Lutz
Name: Robert Lutz
Title: Chief Business Officer

ATTACHMENT A

LOCK-UP UNDERTAKING

dated 06 October 2014

LOCK-UP UNDERTAKING

THIS LOCK-UP UNDERTAKING (the “Undertaking”) is made 6 October 2014 by:

(1)                                 Robert Lutz (the “Shareholder”); and

(2)                                 DNB Markets, part of DNB Bank ASA and Arctic Securities AS (the “Managers”).

1.                                      BACKGROUND

1.1                               Cortendo AB (Publ.) (the “Company”) is contemplating a listing of its shares on Oslo Axess (the “Listing”).

1.2                               The Shareholder is as of this date the owner of [       ] shares (the “Shares”) and [       ] options to acquire shares in the Company (the “Options”).  Shares acquired under the Options during the Lock-up Period (as defined below) shall be considered as Shares in this undertaking.

2.                                      SHAREHOLDER LOCK-UP UNDERTAKING

The Shareholder agrees that from the date hereof and for a period of 9 months following the first day of Listing (the “Lock-up Period”), it will not without the prior written consent of the Managers, directly or indirectly, (i) offer, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of any Shares, options or any securities convertible into or exercisable or exchangeable for Shares or (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of Shares, whether any such transaction described in (i) or (ii) above is to be settled by delivery of Shares, cash or such other securities.

3.                                      GOVERNING LAW AND DISPUTE RESOLUTION

This Undertaking shall be governed by, and construed in accordance with, Norwegian law.

The parties shall seek to solve amicably through negotiations any dispute, controversy or claim arising out of or relating to this Undertaking, or the breach, termination or invalidity thereof.

If the parties fail to solve such dispute, controversy or claim by an amicable written agreement within ten days after such negotiations have been initiated by a party, such dispute, controversy or claim shall be finally settled by the Norwegian courts, with Oslo District Court (Nw. Oslo tingrett) as legal venue.

*****

Robert Lutz

By:

DNB Bank ASA, DNB Markets	Arctic Securities AS

By:	By:
Name:	Name:
Title:	Title:

ATTACHMENT B

GENERAL RELEASE

1.                                      Robert Lutz (“Executive”), for and in consideration of the commitments of Cortendo Invest AB (the “Company”) as set forth in Article III of the Employment Agreement dated October 6, 2014 (the “Employment Agreement”), and intending to be legally bound, does hereby REMISE, RELEASE AND FOREVER DISCHARGE the Company and its present and former divisions, subsidiaries, parents, predecessor and successor corporations, officers, directors, and their respective successors, predecessors, assigns, heirs, executors, and administrators (collectively, “Releasees”) from all causes of action, suits, debts, claims and demands whatsoever in law or in equity, which Executive ever had, now has, or hereafter may have, whether known or unknown, or which Executive’s heirs, executors, or administrators may have, by reason of any matter, cause or thing whatsoever, up to the date of Executive’s execution of this General Release, particularly, but without limitation of the foregoing general terms, any claims arising from or relating in any way to Executive’s employment relationship with the Company and Releasees, the terms and conditions of that relationship, and the termination of that relationship, including, but not limited to, any claims arising under any applicable Company employee benefit plan(s), the Age Discrimination in Employment Act, the Older Workers’ Benefit Protection Act, Title VII of The Civil Rights Act of 1964, the Civil Rights Act of 1991, Sections 1981 through 1988 of Title 42 of the United States Code, the Americans with Disabilities Act, the Employee Retirement Income Security Act of 1974, the Family and Medical Leave Act, the Worker Adjustment and Retraining Notification Act, Pennsylvania employment laws, and any other federal, state and local employment laws, as amended, and any other claims under any federal, state or local common law, statutory, or regulatory provision, now or hereafter recognized, and any claims for attorneys’ fees and costs.  This General Release is effective without regard to the legal nature of the claims raised and without regard to whether any such claims are based upon tort, equity, implied or express contract or discrimination of any sort.

2.                                      To the fullest extent permitted by law, and subject to the provisions of Paragraph 3 below, Executive represents and affirms that (i) Executive has not filed or caused to be filed on Executive’s behalf any claim for relief against the Company or any Releasee and, to the best of Executive’s knowledge and belief, no outstanding claims for relief have been filed or asserted against the Company or any Releasee on Executive’s behalf; and (ii) Executive has no knowledge of any improper, unethical or illegal conduct or activities that Executive has not already reported to any supervisor, manager, department head, human resources representative, agent or other representative of the Company, to any member of the Company’s legal or compliance departments, or to the ethics hotline; and (iii) Executive will not file, commence, prosecute or participate in any judicial or arbitral action or proceeding against the Company or any Releasee based upon or arising out of any act, omission, transaction, occurrence, contract, claim or event existing or occurring on or before the date of execution of this General Release.

3.                                      The release of claims described in Paragraph 1 of this General Release does not preclude Executive from filing a charge with the U.S. Equal Employment Opportunity Commission.  However, Executive agrees and hereby waives any and all rights to any monetary relief or other personal recovery from any such charge, including costs and attorneys’ fees.

4.                                      Subject to the provisions of Paragraph 3 of this General Release, in further consideration of the commitments of the Company as described in the Employment Agreement, Executive agrees that Executive will not file, claim, sue or cause or permit to be filed, any civil action, suit or legal proceeding seeking equitable or monetary relief (including damages, injunctive, declaratory, monetary or other relief) for himself involving any matter released in Paragraph 1.  In the event that suit is filed in breach of this release of claims, it is expressly understood and agreed that this release of claims shall constitute a complete defense to any such suit.  In the event any Releasee is required to institute litigation to enforce the terms of this paragraph, Releasees shall be entitled to recover reasonable costs and attorneys’ fees incurred in such enforcement.  Executive further agrees and covenants that should any person, organization, or other entity file, claim, sue, or cause or permit to be filed any civil action, suit or legal proceeding involving any matter occurring at any time in the past, Executive will not seek or accept personal equitable or monetary relief in such civil action, suit or legal proceeding.  Nothing in this General Release shall prohibit or restrict Executive from: (i) making any disclosure of information required by law; (ii) providing information to, or testifying or otherwise assisting in any investigation or proceeding brought by any federal regulatory or law enforcement agency or legislative body, any self-regulatory organization, or the Company’s designated legal, compliance or human resources officers; or (iii) filing, testifying, participating in or otherwise assisting in a proceeding relating to an alleged violation of any federal, state or municipal law relating to fraud, or any rule or regulation of the Securities and Exchange Commission or any self-regulatory organization.

5.                                      Executive understands and agrees that the payments, benefits and agreements provided in the Employment Agreement are being provided to Executive in consideration for Executive’s acceptance and execution of, and in reliance upon Executive’s representations in, the Employment Agreement and this General Release, and that they are greater than the payments, benefits and agreements, if any, to which Executive would have received if Executive had not executed the Employment Agreement and this General Release.  In addition, Executive acknowledges and agrees that Executive has been paid all amounts owed to Executive as of the date of Executive’s signing of this General Release.

6.                                      Executive and the Company agree and acknowledge that the agreement by the Company described in the Employment Agreement, and the settlement and termination of any asserted or unasserted claims against the Releasees, are not and shall not be construed to be an admission of any violation of any federal, state or local statute or regulation, or of any duty owed by any of the Releasees to Executive.

7.                                      This General Release and the obligations of the parties hereunder shall be construed, interpreted and enforced in accordance with and be governed by the laws of Pennsylvania without reference to its conflicts of laws principles.

8.                                      Executive certifies and acknowledges as follows:

a.              that Executive has read the terms of this General Release, and that Executive understands its terms and effects, including the fact that Executive has agreed to RELEASE AND FOREVER DISCHARGE the Company and each and every one of its affiliated entities from any legal action arising out of

Executive’s relationship with the Company and the termination of that relationship;

b.              that Executive has signed this Release voluntarily and knowingly in exchange for the consideration described herein and in the Employment Agreement, which Executive acknowledges is adequate and satisfactory to Executive and to which Executive acknowledges that Executive would not otherwise be entitled;

c.               that Executive has been and is hereby advised in writing to consult with an attorney prior to signing this General Release;

d.              that Executive does not waive rights or claims that may arise after the date this General Release is executed;

e.               that the Company has provided Executive with at least 21 (twenty-one) days within which to consider this General Release, that any modifications, material or otherwise, made to this General Release have not restarted or affected in any manner the original 21 (twenty-one) day consideration period, and that Executive has signed on the date indicated below after concluding that this General Release is satisfactory to Executive;

f.                that Executive acknowledges that this General Release may be revoked by Executive within seven (7) days after Executive’s execution, and it shall not become effective until the expiration of such seven day revocation period.  If the last day of the revocation period is a Saturday, Sunday, or legal holiday in the state in which Executive resides, then the revocation period shall not expire until the next following day which is not a Saturday, Sunday, or legal holiday.  In the event of a timely revocation by Executive, this General Release and the Employment Agreement will be deemed null and void and the Company will have no obligations hereunder; and

g.               that this General Release may not be signed prior to the third calendar day before the last day of the Term of the Employment Agreement.  If this General Release is signed prior to the last day of the Term of the Employment Agreement, the Company reserves the right to have Executive ratify the General Release on or after the last day of the Term.

Intending to be legally bound hereby, Executive executed the foregoing General Release on the date indicated below.

Robert Lutz

Signature

Date: